Exhibit 99

NEWS RELEASE	NACCO Industries, Inc. 5875 Landerbrook Drive • Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 • Fax (440) 449-9577
For Immediate Release
Wednesday, February 28, 2007
NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 RESULTS
     Cleveland, Ohio, February 28, 2007 – NACCO Industries, Inc. (NYSE: NC) today announced net income for the fourth quarter of 2006 of $70.0 million, or $8.48 per diluted share, compared with net income for the fourth quarter of 2005 of $32.4 million, or $3.94 per diluted share. Revenues for the fourth quarter of 2006 were $978.6 million compared with revenues of $906.8 million for the fourth quarter of 2005.
     Net income for the fourth quarters of 2006 and 2005 includes after-tax extraordinary gains of $12.8 million and $4.7 million, respectively, recorded by Bellaire Corporation, a wholly owned non-operating subsidiary, which manages ongoing liabilities related largely to the Company’s closed Eastern U.S. coal mines. These extraordinary gains relate to reductions in Bellaire’s estimated obligation to the United Mine Workers of America Combined Benefit Fund (the “Combined Fund”). As a result of the United States Congress enacting the Coal Industry Retiree Health Benefit Act of 2006 (the “2006 Act”), the Company’s obligation to make premium payments to the Combined Fund will be phased out over the next three years. As a result of the 2006 Act, Bellaire’s annual premium payments to the Combined Fund have been reduced by 45% for the plan year beginning October 1, 2007, 60% for the plan year beginning October 1, 2008 and 85% for the plan year beginning on October 1, 2009. As of October 1, 2010, Bellaire’s obligation to the Combined Fund will be satisfied and no further payments are expected. The extraordinary gain in 2005 was attributable to lower inflation on premium payments and a lower estimated number of assigned beneficiaries, resulting in a decrease in expected future obligations to the Combined Fund.
     Income before extraordinary gain for the fourth quarter of 2006 was $57.2 million, or $6.93 per diluted share, compared with $27.7 million, or $3.37 per diluted share, for the fourth quarter of 2005.
     As previously announced, NACCO’s attempts to acquire Applica Incorporated during 2006 ended unsuccessfully in January 2007 when a rival bidder acquired all of Applica’s outstanding shares for cash. Under the terms of a merger agreement between NACCO and Applica, NACCO received a termination fee of $6 million from Applica in the fourth quarter of 2006. NACCO is currently pursuing litigation against Applica and its acquirer and has reserved all of its rights in relation to this matter. For the full year, Applica transaction expenses, net of the termination fee, totaled $5.2 million pre-tax, $2.7 million of which was incurred in the fourth quarter of 2006.
     Consolidated fourth-quarter 2006 operating results also include a gain on the sale of two electric draglines of $21.5 million, or $13.1 million after taxes of $8.4 million, recognized by the Company’s North American Coal subsidiary.
Consolidated — 2006 Full Year
     Net income for the year ended December 31, 2006 was $106.2 million, or $12.89 per diluted share. This compared with net income of $62.5 million, or $7.60 per diluted share, for the year ended December 31, 2005. Revenues for 2006 were $3.3 billion compared with $3.2 billion for 2005.
     Income before extraordinary gain for 2006 was $93.4 million, or $11.33 per diluted share, compared with $57.8 million, or $7.03 per diluted share, for 2005. Income before extraordinary gain for

2006 included the previously discussed Applica transaction expenses and related termination fee and dragline sales. Also, during the second quarter of 2006, NMHG redeemed its $250.0 million 10% Senior Notes due 2009 (the “Senior Notes”), which resulted in a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million. In addition, on August 28, 2006, the Company’s Kitchen Collection subsidiary purchased certain assets of Le Gourmet Chef, Inc. for approximately $14 million. Results of operations of the Le Gourmet Chef business have been included in Kitchen Collection’s full year results since the date of acquisition. Excluding the effects of the previously mentioned unusual events, 2006 core operating results continued to improve significantly over the prior year.
     For the 2006 full year, NACCO generated consolidated cash flow before financing activities of $138.2 million, which was comprised of net cash provided by operating activities of $173.5 million less net cash used for investing activities of $35.3 million, which included proceeds of approximately $30 million for the sale of two draglines, net of cash paid of approximately $14 million for the acquisition of Le Gourmet Chef. For the 2005 full year, NACCO generated consolidated cash flow before financing activities of $18.9 million, which was comprised of net cash provided by operating activities of $75.2 million less net cash used for investing activities of $56.3 million.
Consolidated — Outlook
     In 2006, NACCO’s earnings were very strong partially as a result of a number of non-recurring positive items which more than offset non-recurring negative items. Overall, the Company is hopeful that in 2007 the combination of favorable market forces and results of improvement programs can generally maintain overall profitability compared with 2006, excluding the 2006 extraordinary gain.
     In 2007, NACCO expects improved revenues and gross margins at NMHG, Hamilton Beach/Proctor-Silex and Kitchen Collection as a result of profit improvement and growth programs implemented in 2006 and prior years. Volumes are expected to decline modestly at North American Coal as a result of planned customer power plant outages and a stabilization in the limerock dragline mining operations.
     In addition, the Company anticipates improved or stable operating results at all subsidiaries in 2007, with many of these improvements occurring in the last half of the year as a result of the seasonally cyclical nature of the Housewares businesses, higher expenditures in the first half of the year as a result of specific programs at NMHG and Hamilton Beach/Proctor-Silex and the increasing integration of Le Gourmet Chef into Kitchen Collection.
Discussion of Results
NMHG Wholesale — 2006 Fourth Quarter
     NMHG Wholesale reported net income of $22.4 million on revenues of $613.2 million for the fourth quarter of 2006 compared with net income of $8.6 million on revenues of $586.7 million for the fourth quarter of 2005.
     Revenues increased in the fourth quarter of 2006 compared with the fourth quarter of 2005 primarily as a result of increased unit volume, mainly in Europe and Asia-Pacific, favorable foreign currency movements in Europe and an increase in parts volumes. These improvements were partially offset by an unfavorable shift in sales mix to lower-priced lift trucks, primarily in Europe and Asia-Pacific. Fourth-quarter 2006 shipments increased to 23,138 units from shipments of 22,333 units in the fourth quarter of 2005. NMHG Wholesale’s worldwide backlog was approximately 27,200 units at December 31, 2006 compared with approximately 23,500 units at December 31, 2005 and approximately 25,700 units at September 30, 2006.
     Net income for the fourth quarter of 2006 increased significantly compared with the prior year fourth quarter primarily from an increase in operating profit, a decrease in interest expense and favorable tax adjustments. Operating profit increased primarily due to a favorable product liability adjustment as a result of continued better-than-anticipated claims experience and lower employee-related costs. These benefits were partially offset by lower gross profit attributable primarily to higher initial costs on newly introduced products, an unfavorable shift in mix toward lower-margin products and increased cost of materials, including lead, rubber and copper, partially offset by an increase in unit and parts volumes and a reduction in freight costs. Interest expense decreased because the Senior Notes were refinanced with a new term loan facility at a variable interest rate that has been hedged, resulting in a lower effective interest rate than the rate on the Senior Notes. Also contributing to the increase in net income was a tax benefit of $7.9 million related to the recognition of previously recorded capital losses and the absence of a $2.5 million tax expense for the repatriation of $56.4 million of foreign earnings that occurred under the American Jobs Creation Act of 2004 in the fourth quarter of 2005.
NMHG Wholesale — 2006 Full Year
     For the year ended December 31, 2006, NMHG Wholesale reported net income of $43.7 million on revenues of $2.3 billion, compared with net income of $26.0 million on revenues of $2.2 billion for the year ended December 31, 2005. Included in 2006 results is a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, related to the redemption of the Senior Notes in the second quarter of 2006.
     The increase in revenues for the 2006 full year compared with the 2005 full year was driven by increased unit and parts volumes in the Americas and Europe, price increases implemented in 2006 and prior years and favorable currency movements. The increases were partially offset by an unfavorable shift in mix to lower-priced lift trucks in all markets. Lift truck shipments in 2006 increased to 87,789 units from 83,361 units in 2005.
     NMHG Wholesale’s 2006 net income increased primarily as a result of a $22.4 million increase in operating profit to $76.5 million in 2006 from $54.1 million in 2005. Contributing to the increase in operating profit were price increases implemented in 2006 and prior years that delivered benefits of $21.3 million pre-tax in 2006, which more than offset 2006’s increase in material costs of $5.7 million pre-tax, increased unit and parts volumes and favorable product liability adjustments in the Americas. The product liability adjustments were the result of a reduction in the estimate of the number of claims that have been incurred but not reported and the average cost per claim due to more favorable claims experience than previously estimated. Higher initial costs on newly introduced products and an unfavorable shift in mix to lower-margin lift trucks in Europe and Asia-Pacific partially offset the increases in operating profit. Lower interest expense and the absence of the previously discussed tax adjustments also contributed to the increase in net income.
NMHG Wholesale — Outlook
     In 2007, the company expects continued growth in lift truck markets in Europe and Asia-Pacific and a moderate year-over-year decrease in the Americas. Overall, NMHG Wholesale anticipates modest increases in unit booking and shipment levels in 2007 compared with 2006 as a result of these market prospects and the launch in 2005 of the 1 to 3 ton series of lift trucks, which is the highest volume portion of the newly designed 1 to 8 ton internal combustion engine (“ICE”) lift truck line, and the launch in 2006 of the 4 to 5.5 ton ICE lift truck series. Shipments of the newly designed 6 to 8 ton ICE lift truck series, which is expected to be introduced in early 2007, will be at controlled rates to accommodate the phase-in of these products.
     Benefits are expected to be realized in 2007 and 2008 with the introductions of the newly designed 4 to 5.5 ton series of lift trucks, launched in the fourth quarter of 2006, and 6 to 8 ton series of lift trucks expected to be launched in early 2007. Once these new product introductions are complete, we anticipate a shift in the mix of lift truck units sold back to these higher margin products. Increasingly positive effects are expected from new product introductions, product cost and expense reduction efforts already implemented or underway and increased efficiencies in the Americas and Europe attributable to the completion of the restructuring and rearrangement of assembly lines in the fourth quarter of 2006. The previously noted benefits are expected to be partially offset in 2007 by incremental product development and related introduction costs and start-up manufacturing inefficiencies in the first half of 2007 related to the new lift truck series to be launched.
     Results in 2007 are expected to be unfavorably affected by increases in material costs. However, price increases implemented in 2006 and prior periods are expected to offset the effect of anticipated higher material costs in 2007. Although steel costs and energy prices stabilized in the last half of 2006, increases in costs of these and other commodities, such as lead, rubber and copper, are expected in 2007. As a result, the company expects additional increases in the costs of components and materials. Accordingly, the company will continue to actively monitor economic conditions and their resulting effects on costs, and will work to mitigate these increased costs through programs initiated in prior years to reduce costs, as well as through price increases when appropriate.
     Due to the sourcing of trucks and components for the U.S. market from countries with appreciated currencies, unfavorable foreign currency movements since 2002 have effectively lowered current annualized pre-tax profitability, excluding the effects of hedges, by approximately $70 million more than if the currency rates in early 2007 had been the same as early 2002, which is when the operating profit margin target for NMHG Wholesale was established. In addition, without the benefit in 2007 of favorable currency hedges that NMHG had in place in 2006, the company is expecting an unfavorable impact on 2007 results if certain unfavorable currency exchange rates persist. NMHG Wholesale is currently evaluating actions more consistent with its stated long-term strategy to manufacture products in the market of sale, which has the added benefit of minimizing currency exposures. The company is analyzing several alternatives, including the possibility of changing sourcing and assembly locations to more favorable regions, which would significantly lessen NMHG’s exposure to currency exchange rate fluctuations. Decisions will not be made or announced until thorough analyses and discussions are completed. The impact from these actions is expected to occur in 2008 and beyond.
     While in 2007 the company is unlikely to have the favorable product liability and tax adjustments experienced in 2006, expenses related to the redemption of the Senior Notes will not reoccur. NMHG Wholesale will also benefit in 2007 from significantly lower interest rates as a result of the refinancing of the Senior Notes with a term loan facility with a lower effective interest rate than the Senior Notes.
     The company is committed to addressing the critical issue of unfavorable currency exchange rates, as well as meeting the challenges of building global market share and further reducing manufacturing, component and other product costs. Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to continue to affect results positively in 2007 and 2008, but adverse currency exchange rates are expected to extend the period of time necessary to achieve NMHG Wholesale’s 9% operating profit margin goal by roughly two years to 2010 or 2011. New and existing programs are being aimed at improving profitability and, ultimately, reaching the operating profit margin goal.
NMHG Retail — 2006 Fourth Quarter
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the fourth quarter of 2006 of $4.3 million compared with a net loss of $2.8 million for the fourth quarter of 2005.
     Revenues decreased to $39.1 million for the quarter ended December 31, 2006 from $47.7 million for the quarter ended December 31, 2005. This decrease was primarily the result of the sale of two retail dealerships in Europe during the first and third quarters of 2006, as well as a decrease in new and used unit sales in Asia-Pacific. The revenue decrease was partially offset by favorable foreign currency movements.
     The increase in NMHG Retail’s fourth quarter 2006 net loss compared with the 2005 fourth quarter was primarily attributable to lower rental margins and increased employee-related expenses in Asia-Pacific.

NMHG Retail — 2006 Full Year
     For the 2006 full year, NMHG Retail reported a net loss of $9.1 million on revenues of $170.6 million, compared with a net loss of $7.9 million on revenues of $185.8 million in 2005.
     Revenues for 2006 decreased over the prior year primarily due to the sale of two European retail dealerships during 2005 and two additional European retail dealerships in 2006, as well as unfavorable foreign currency movements.
     The increase in the net loss is primarily attributable to unfavorable results in Asia-Pacific from lower margins on rentals, services and parts resulting from increased repair and maintenance expenses and increased expense for used unit inventory, as well as increased operating expenses in 2006. Partially offsetting these unfavorable items were higher rental and service margins and lower operating expenses in Europe, as well as a higher gain on sale of dealerships in 2006 compared with 2005.
NMHG Retail — Outlook
     NMHG Retail currently has retail operations in the United Kingdom, France and Australia. Major changes have been implemented in France to reduce expenses, improve operational effectiveness and enhance customer service to these markets, which are expected to improve the long-term financial performance of these operations. Efforts to improve long-term financial performance are expected to be implemented in Australia in 2007. Improved results are expected in 2007 as a result of these changes. Overall, these programs are expected to have an increasingly favorable effect in 2007 and 2008 and are being put in place in order to meet NMHG Retail’s longer-term strategic objectives, which include achieving at least break-even results while building market position.
NMHG Consolidated
     For the 2006 full year, NMHG generated consolidated cash flow before financing activities of $54.2 million, which was comprised of net cash provided by operating activities of $84.8 million less net cash used for investing activities of $30.6 million. For the 2005 full year, NMHG generated a negative consolidated cash flow before financing activities of $18.2 million, which was comprised of net cash provided by operating activities of $11.9 million less net cash used for investing activities of $30.1 million.
NACCO Housewares Group — 2006 Fourth Quarter
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $21.2 million for the fourth quarter of 2006 on revenues of $288.3 million compared with net income of $14.9 million for the fourth quarter of 2005 on revenues of $239.3 million. Fourth-quarter 2006 and 2005 results include charges of $1.5 million, or $0.9 million after a tax benefit of $0.6 million, and $3.8 million, or $2.5 million after a tax benefit of $1.3 million, respectively, associated with restructuring programs implemented at the Hamilton Beach/Proctor-Silex Saltillo, Mexico manufacturing facility in order to transfer all production from this facility to third-party manufacturers.
     Revenues at both Hamilton Beach/Proctor-Silex and Kitchen Collection increased in the fourth quarter of 2006 compared with the fourth quarter of 2005. Revenues at Hamilton Beach/Proctor-Silex increased to $201.5 million in 2006 from $193.4 million in 2005 primarily as a result of increased unit volumes of higher-priced products in the U.S. consumer and international markets, driven by increased product placements at customers’ retail stores of new innovative products and direct response television advertising.
     Kitchen Collection revenues grew to $89.5 million in 2006 from $47.7 million in 2005. This was primarily the result of the Le Gourmet Chef acquisition in August 2006. Kitchen Collection currently operates 77 Le Gourmet Chef® stores. Revenue also benefited from temporary Kitchen Collection® stores opened for the holiday season, an increase in the number of Kitchen Collection® stores to 203 stores at December 31, 2006 from 195 stores at December 31, 2005 and increased comparable store sales as a result of an increase in the number of transactions, a rise in customer visits and higher average sales transactions.

     Net income at both Hamilton Beach/Proctor-Silex and Kitchen Collection also increased in the fourth quarter of 2006 compared with the 2005 fourth quarter. Hamilton Beach/Proctor-Silex reported net income of $14.7 million in the fourth quarter of 2006 compared with net income of $11.0 million in 2005. The increase at Hamilton Beach/Proctor-Silex was primarily attributable to a $6.1 million improvement in operating profit primarily as a result of higher gross profit from sales of higher-margin products, a lower restructuring charge in the fourth quarter of 2006 compared with the fourth quarter of 2005, and decreases in advertising and employee-related expenses. Offsetting the improvement in operating profit were Applica transaction expenses of approximately $0.4 million pre-tax, net of Hamilton Beach/Proctor-Silex’s portion of the termination fee.
     Kitchen Collection’s net income improved to $6.3 million in the fourth quarter of 2006 from $3.7 million in 2005. Net income increased primarily from the addition of the Le Gourmet Chef business. Net income also improved as a result of increased sales at new and existing Kitchen Collection® stores due to the favorable effect of adjustments made to its product offerings and merchandising approach, as well as favorable weather patterns and a moderation in gasoline prices. Partially offsetting the improvement in net income was an increase in employee-related expenses.
NACCO Housewares Group — 2006 Full Year
     For the 2006 full year, NACCO Housewares Group reported an increase of $4.6 million in net income to $25.9 million on revenues of $711.5 million from $21.3 million on revenues of $639.1 million in 2005.
     Revenues increased in 2006 compared with 2005 primarily as a result of an increase in revenues at Kitchen Collection primarily from the Le Gourmet Chef acquisition, new Kitchen Collection® stores opened in 2006 and improved sales at comparable Kitchen Collection® stores during the full year. Revenues also increased as a result of an improvement in revenues at Hamilton Beach/Proctor-Silex principally due to sales of higher-priced products in the U.S. consumer and international markets, partially offset by reduced unit volumes.
     The improvement in net income for the Housewares Group from 2005 to 2006 is attributable to increases at both Hamilton Beach/Proctor-Silex and Kitchen Collection. Net income at Hamilton Beach/Proctor-Silex improved to $22.2 million in 2006 from $20.3 million in 2005 primarily as a result of an increase in gross profit, driven by a shift in sales mix to higher-margin products, partially offset by higher product costs, a lower restructuring charge in 2006 compared with 2005 and reduced warehouse expenses. Partially offsetting the increase in Hamilton Beach/Proctor-Silex’s net income were increased environmental reserves of $2.2 million, or $1.4 million after a tax benefit of $0.8 million, mainly as a result of revised remediation estimates relating to previously occupied sites, and higher employee-related expenses. In addition, full year results at Hamilton Beach/Proctor-Silex included net pre-tax Applica transaction costs of $0.7 million.
     Net income at Kitchen Collection improved to $3.7 million in 2006 from $1.0 million in 2005 primarily as a result of a $4.5 million increase in operating profit. Operating profit increased mainly due to the addition of the Le Gourmet Chef® stores in the most profitable period of the year, as well as sales of higher-margin products as a result of improved merchandise selection.
     During 2006, NACCO Housewares Group generated cash flow before financing activities of $37.0 million, which was comprised of net cash provided by operating activities of $45.9 million less net cash used for investing activities of $8.9 million, which included cash paid for the Le Gourmet Chef acquisition of approximately $14 million and proceeds from the sale of a building at Hamilton Beach/Proctor-Silex. For the 2005 full year, cash flow before financing activities was $27.1 million, which was comprised of net cash provided by operating activities of $31.9 million less net cash used for investing activities of $4.8 million.
NACCO Housewares Group — Outlook
     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in 2007 compared with prior periods. Current economic conditions affecting consumers,

such as energy and gasoline prices and interest rates, stabilized and are expected to continue to remain stable in 2007.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to strengthen Hamilton Beach/Proctor-Silex’s market positions. As a result of its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products planned for introduction in 2007. These new products, along with products introduced in 2005 and 2006, are expected to generate additional product placements at retailers, resulting in increased revenues and operating profit in 2007. However, volume prospects are difficult to predict because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex expects pricing pressure to continue in 2007 from suppliers due to increased commodity costs for resins, copper and aluminum. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through programs initiated in prior years to reduce costs, as well as through price increases when appropriate.
     In 2004, 2005 and 2006, Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs designed to reduce operating costs, improve manufacturing efficiencies and increase the sourcing of products from third-party manufacturers. These restructuring programs, expected increases in volumes and other programs initiated by Hamilton Beach/Proctor-Silex are expected to favorably impact results in 2007 and future years. The transfer of the manufacturing of commercial products from North Carolina to China was completed in December 2006. By mid-2007, the Mexican manufacturing operation, which is Hamilton Beach/Proctor-Silex’s only remaining manufacturing operation, is scheduled to close and the production of blenders and coffeemakers for the Mexican and Latin American markets will be supplied solely by third-party manufacturers. Hamilton Beach/Proctor-Silex anticipates additional pre-tax charges totaling up to approximately $1.1 million related to the Mexican manufacturing restructuring program, which are expected to occur in the first half of 2007. These charges are in addition to the $1.5 million pre-tax restructuring charge incurred in the fourth quarter of 2006.
     Long-term, Hamilton Beach/Proctor-Silex will work to enhance revenues and profitability by focusing on innovative products and cost-reduction and margin-enhancement programs.
     Kitchen Collection expects an increase in revenues in 2007 as a result of a full year of operation of the Le Gourmet Chef business. Kitchen Collection is currently operating and evaluating the Le Gourmet Chef® stores. Only recently the company has decided to assume approximately 69 of the 77 Le Gourmet Chef® store leases for the ongoing business. Kitchen Collection anticipates the operating results for the Le Gourmet Chef business will improve as under-performing stores are closed.
     Kitchen Collection also expects modest improvements in operations during the first half of 2007 from new product offerings and key programs already in place. In addition, integration of Le Gourmet Chef is expected to be completed by the end of 2007, with the exception of the distribution function, which will be an ongoing process over the following year. As a result, Kitchen Collection expects increasingly improved results in the second half of 2007, with the majority of the synergy benefits from the integration of Le Gourmet Chef expected to be achieved by mid-2008. However, meeting 2006 results in 2007 will be challenging because, in 2006, Kitchen Collection only owned Le Gourmet Chef from September through December, the most profitable four months of the year. Accordingly, Kitchen Collection did not recognize the eight months of pre-acquisition normal operating results for the Le Gourmet Chef business.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance and optimize store selling space. It also expects to continue to close under-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach®-branded non-electric products, and achieve growth in the Le Gourmet Chef® store format, including within enclosed malls, while maintaining disciplined cost control.

North American Coal — 2006 Fourth Quarter
     North American Coal’s net income for the fourth quarter of 2006 increased to $20.2 million on revenues of $38.0 million from net income of $5.4 million on revenues of $33.1 million for the fourth quarter of 2005. Included in the 2006 fourth quarter results is a gain on the sale of two electric draglines of $21.5 million pre-tax, or $13.1 million after taxes of $8.4 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the fourth quarter of 2006 compared with the fourth quarter of 2005.

	2006	2005
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	2.1	2.0
Unconsolidated mines	7.3	7.2

Total lignite coal deliveries	9.4	9.2

Limerock deliveries (cubic yards)	9.4	8.6

     Revenues increased as a result of improvements at all of the consolidated mining operations and the limerock dragline mining operations. The improvement in revenues at the consolidated mining operations resulted primarily from increased production and sales to additional customers at Red River Mining Company, contractual price escalation at Mississippi Lignite Mining Company and an improvement at the San Miguel Lignite Mining Operations as a result of the amended contract that was signed in the second quarter of 2006. The increase in revenues at the limerock dragline mining operations was the result of increased yards delivered in the fourth quarter of 2006 compared with 2005 due to a full quarter of production at all limerock dragline mining operations as well as contractual price escalation.
     The increase in net income for the 2006 fourth quarter compared with the 2005 fourth quarter was primarily the result of the gain on the sale of the draglines, increases in revenues at all operations and lower operating expenses at Mississippi Lignite Mining Company. This increase in net income was partially offset by a decrease in royalty income and an increase in expenditures related to the development of additional uncommitted coal reserves. Also offsetting the improvement in fourth quarter 2006 net income was increased income tax expense resulting from a shift in mix of pre-tax income toward entities with higher income tax rates and the absence of favorable tax adjustments that resulted in an unusually low income tax rate in 2005.
North American Coal — 2006 Full Year
     North American Coal’s net income increased to $39.7 million on revenues of $149.0 million for the year ended December 31, 2006 compared with net income of $16.2 million on revenues of $118.4 million for the year ended December 31, 2005.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the 2006 full year compared with the 2005 full year.

	2006	2005
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	8.0	7.5
Unconsolidated mines	27.4	27.2

Total lignite coal deliveries	35.4	34.7

Limerock deliveries (cubic yards)	39.2	25.2

     Revenues increased in 2006 compared with 2005 primarily from improvements at all consolidated operations. The increased revenue at the consolidated mining operations is primarily the result of a favorable amendment to the contract at the San Miguel Lignite Mining Operations, increased production and sales to additional customers at Red River Mining Company and contractual price escalation at Mississippi Lignite Mining Company. The increase in revenues at the limerock dragline mining operations was attributable to more cubic yards delivered in 2006 primarily as a result of the start-up of two new limerock dragline mining operations in 2005.

     The increase in net income in 2006 compared with 2005 was attributable primarily to the gain on the sale of the draglines. Also contributing to the improvement in net income were increased revenues at all operations, an increase in earnings from unconsolidated mining operations as a result of higher volumes and contractual price escalation, lower operating expenses at Mississippi Lignite Mining Company and a reduction in interest expense from lower average outstanding borrowings and interest rates. This increase in net income was partially offset by an increase in expenditures of $1.9 million pre-tax related to the development of additional uncommitted coal reserves. Also offsetting the improvement in net income was an increase in the effective income tax rate for 2006 compared with 2005, which increased as a result of a shift in mix of pre-tax income toward entities with higher income tax rates, the tax effect of reduced percentage depletion for U.S. income tax purposes resulting from a pension contribution made in the third quarter of 2006 and the absence of favorable tax adjustments that resulted in an unusually low income tax rate in 2005.
     For the 2006 full year, North American Coal generated cash flow before financing activities of $42.9 million, which was comprised of net cash provided by operating activities of $38.7 million plus net cash provided by investing activities of $4.2 million, which includes proceeds of approximately $30 million from the sale of two electric draglines. For the 2005 full year, North American Coal generated cash flow before financing activities of $5.0 million, which was comprised of net cash provided by operating activities of $26.4 million less net cash used for investing activities of $21.4 million.
North American Coal — Outlook
     North American Coal expects a moderate decrease in lignite coal deliveries in 2007 as a result of planned customer power plant outages. However, other programs implemented by North American Coal to increase efficiencies and reduce costs are expected to have a continuing positive impact in 2007. These improvements are expected to be primarily a result of more favorable operating conditions at Mississippi Lignite Mining Company. Anticipated contractual price escalation adjustments are expected to continue to provide compensation for increased commodity costs at all consolidated mining operations. In addition, the effective income tax rate in 2007 is expected to decrease compared with 2006 as a result of the absence of items that unfavorably affected the 2006 effective income tax rate. Royalty income, however, is expected to continue to decrease in 2007 from 2006 levels, and is expected to significantly decrease in 2008 from 2007 levels primarily as a result of the expiration of a royalty contract.
     Deliveries from the limerock dragline mining operations are expected to decrease moderately in 2007 as customer projections for 2007 anticipate a leveling off in the housing market. A pending federal district court decision may affect North American Coal’s customers’ limerock mining permits in South Florida. North American Coal believes that its customers intend to vigorously challenge and appeal any unfavorable decision of the federal district court.
     Overall, North American Coal expects increasingly enhanced performance from its current operations, including Mississippi Lignite Mining Company, over the next few years. Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids conversion, coal gasification and other clean coal technologies. Accordingly, expenditures for the development of additional uncommitted coal reserves are likely to be higher in 2007 compared with 2006. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which include the parent company operations and Bellaire, reported a loss before extraordinary gain of $2.3 million for the fourth quarter of 2006 compared with income before extraordinary gain of $1.6 million for the fourth quarter of 2005. The net loss in the fourth quarter of 2006 is primarily attributable to higher employee-related costs, as well as expenses associated with the Applica transaction of $2.3 million pre-tax, net of NACCO’s portion of the termination fee tendered by

Applica. Also contributing to the 2006 loss before extraordinary gain was an increase in income tax expense for the reversal of previously generated capital gain benefits.
     For the year ended December 31, 2006, NACCO and Other had a loss before extraordinary gain of $6.8 million compared with income before extraordinary gain of $2.2 million for the year ended December 31, 2005. For the year ended December 31, 2006, the Company expensed $4.5 million of Applica transaction-related costs, net of the company’s portion of the termination fee. In addition, employee-related costs increased and income taxes increased due to the reversal of previously generated capital gain benefits in 2006 and lower tax expense in 2005 attributable to the recognition of a tax benefit related to previously generated losses in Europe.
NACCO and Other — Outlook
     In 2007, NACCO and Other expects a reduction in general and administrative costs and acquisition expenses compared with 2006. In addition, NACCO and Other does not anticipate the recurrence of the unfavorable tax adjustments experienced in 2006.
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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 1, 2007, at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 396-2386 (Toll Free) or (617) 847-8712 (International), Passcode: 55309323, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 8, 2007. The online archive of the broadcast will be available on the NACCO Industries website.
     NACCO Industries, Inc.’s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations ((440) 449-9669), or from NACCO Industries, Inc.’s website at www.nacco.com.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12)

acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) changes in suppliers, (6) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (7) product liability, regulatory actions or other litigation, warranty claims or returns of products, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) delays in or increased costs of restructuring programs, (10) increased competition, including consolidation within the industry, (11) gasoline prices, weather conditions or other events that would affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores and (12) the ability to successfully integrate the Le Gourmet Chef business into Kitchen Collection.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
	(In millions, except per share data)
Revenues	$978.6	$906.8	$3,349.0	$3,157.4

Gross profit	$176.8	$156.8	$562.2	$513.2

Earnings of unconsolidated project mining subsidiaries	$8.6	$8.3	$36.0	$33.8

Operating profit	$82.1	$42.5	$172.6	$108.0
Other income (expense)	(10.1)	(7.2)	(52.1)	(37.2)

Income before income taxes, minority interest and extraordinary gain	72.0	35.3	120.5	70.8
Income tax provision	14.9	7.6	27.8	13.1

Income before minority interest and extraordinary gain	57.1	27.7	92.7	57.7
Minority interest income	0.1	—	0.7	0.1

Income before extraordinary gain	57.2	27.7	93.4	57.8
Extraordinary gain, net-of-tax	12.8	4.7	12.8	4.7

Net income	$70.0	$32.4	$106.2	$62.5

Basic earnings per share:
Income before extraordinary gain	$6.94	$3.37	$11.34	$7.03
Extraordinary gain, net-of-tax	1.56	0.57	1.56	0.57

Net income	$8.50	$3.94	$12.90	$7.60

Diluted earnings per share:
Income before extraordinary gain	$6.93	$3.37	$11.33	$7.03
Extraordinary gain, net-of-tax	1.55	0.57	1.56	0.57

Net income	$8.48	$3.94	$12.89	$7.60

Cash dividends per share	$0.4800	$0.4650	$1.9050	$1.8475

Basic weighted average shares outstanding	8.238	8.226	8.234	8.223
Diluted weighted average shares outstanding	8.254	8.232	8.242	8.226

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$613.2	$586.7	$2,317.9	$2,214.1
NACCO Materials Handling Group Retail (incl. elims.)	39.1	47.7	170.6	185.8

NACCO Materials Handling Group	652.3	634.4	2,488.5	2,399.9
NACCO Housewares Group	288.3	239.3	711.5	639.1
North American Coal	38.0	33.1	149.0	118.4
NACCO and Other	—	—	—	—

	978.6	906.8	3,349.0	3,157.4

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	8.2	7.5	30.9	28.3
NACCO Materials Handling Group Retail (incl. elims.)	3.0	3.0	10.8	12.8

NACCO Materials Handling Group	11.2	10.5	41.7	41.1
NACCO Housewares Group	2.2	2.4	7.3	7.8
North American Coal	3.4	3.8	13.6	14.5
NACCO and Other	—	0.1	0.1	0.2

	16.8	16.8	62.7	63.6

Operating profit (loss)
NACCO Materials Handling Group Wholesale	20.8	15.2	76.5	54.1
NACCO Materials Handling Group Retail (incl. elims.)	(4.1)	(3.1)	(9.0)	(6.6)

NACCO Materials Handling Group	16.7	12.1	67.5	47.5
NACCO Housewares Group	36.2	25.7	49.3	39.3
North American Coal	30.4	5.9	61.5	23.8
NACCO and Other	(1.2)	(1.2)	(5.7)	(2.6)

	82.1	42.5	172.6	108.0

Other income (expense)
NACCO Materials Handling Group Wholesale	(2.1)	(3.4)	(31.7)	(20.9)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.0)	(4.1)	(4.1)

NACCO Materials Handling Group	(3.1)	(4.4)	(35.8)	(25.0)
NACCO Housewares Group	(2.6)	(2.2)	(8.0)	(5.4)
North American Coal	(1.7)	(1.8)	(7.2)	(8.4)
NACCO and Other	(2.7)	1.2	(1.1)	1.6

	(10.1)	(7.2)	(52.1)	(37.2)

Income (loss) before extraordinary gain
NACCO Materials Handling Group Wholesale	22.4	8.6	43.7	26.0
NACCO Materials Handling Group Retail (incl. elims.)	(4.3)	(2.8)	(9.1)	(7.9)

NACCO Materials Handling Group	18.1	5.8	34.6	18.1
NACCO Housewares Group	21.2	14.9	25.9	21.3
North American Coal	20.2	5.4	39.7	16.2
NACCO and Other	(2.3)	1.6	(6.8)	2.2

	57.2	27.7	93.4	57.8

Extraordinary gain, net of $6.9 and $2.5 tax expense in 2006 and 2005, respectively	12.8	4.7	12.8	4.7

Net income	$70.0	$32.4	$106.2	$62.5